Subsidiaries of the Company:


                           Audits & Surveys Europe Ltd. (UK)
                           A&S Spooner Realty Co. (Delaware)

         Inactive subsidiaries:

                           The Triangle Tool Group, Inc. (Delaware)
                           Tri-South, Inc. (Delaware)
                           Tri-North, Inc. (Delaware)
                           Triangle International, Inc. (Delaware)